Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-138044, 333-122937 and 333-119157) and Registration Statements on Form S-8 (Registration No. 333-84180, 333-932, 333-11648, 333-122271 and 333-122302) of Attunity Ltd ( the “Company”) of our report dated March 30, 2007 with respect to the consolidated financial statements of the Company for the year ended December 31, 2006 included in this Annual Report on Form 20-F for the year ended December 31, 2006.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 30, 2007	A Member of Ernst & Young Global